CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of First Investors Equity Funds and to the use of our reports dated November 3, 2006 and May 15, 2007 on the financial statements and financial highlights of First Investors Blue Chip Fund and First Investors Focused Equity Fund, each a series of shares of First Investors Equity Funds.  Such financial statements and financial highlights appear in the 2006 Annual Report and the 2007 Semi-Annual Report to Shareholders which are incorporated by reference into the Prospectus/ Proxy Statement on Form N-14.

/s/ Tait, Weller & Baker LLP

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 12, 2007